UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 20, 2026

RPM INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2628 Pearl Road, Medina, Ohio	44256
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 273-5090

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	RPM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Thomas C. Gentile, III Appointed to the Board of Directors

On April 20, 2026, the Board of Directors (the “Board”) of RPM International Inc. (the “Company”) appointed Thomas C. Gentile, III to the Board, effective immediately.

Mr. Gentile currently serves as chairman, chief executive officer and president of Hexcel Corporation (NYSE: HXL), a global leader in advanced lightweight composites technology. Mr. Gentile assumed the position of chief executive officer and president in May 2024 and was appointed as chairman of Hexcel’s board of directors in December 2024. His extensive executive experience in complex, global manufacturing environments and comprehensive understanding of industrial operations will provide valuable oversight as RPM continues to grow its global operations.

Prior to joining Hexcel, Mr. Gentile served as president and chief executive officer of Spirit AeroSystems Holdings, Inc., a global supplier of structures for commercial aerospace and defense platforms. He previously spent 19 years at General Electric Company, holding a succession of leadership roles across the U.S., France and Australia. During his tenure at GE, his executive positions included president and chief operating officer of GE Capital, president and chief executive officer of GE Healthcare Systems, and president and chief executive officer of GE Aviation Services. Earlier in his career, he held leadership and strategy roles with McKinsey & Company, CBS and General Motors.

Mr. Gentile earned his bachelor’s degree in economics magna cum laude and a master of business administration from Harvard University. He also studied international relations at the London School of Economics.

Committee Service

Mr. Gentile will serve on the Board’s Compensation Committee.

Compensation, Indemnification Agreement and other Disclosures

The compensation that Mr. Gentile will receive for his service as Director will be consistent with that of the Company’s other Directors who are not employees or consultants of the Company, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on August 21, 2025 under the caption “Director Compensation,” which portion of such proxy statement is incorporated herein by reference.

In connection with his appointment as Director, the Company entered into an indemnification agreement with Mr. Gentile, effective as of April 20, 2026. Mr. Gentile’s indemnification agreement is the same as the indemnification agreements the Company has entered into with each of its other Directors. The indemnification agreement requires the Company to indemnify each Director to the fullest extent permitted by law against all expenses, judgments, settlements, fines and penalties, actually and reasonably incurred in the defense or settlement of any civil, criminal, administrative or investigative action brought against the Director by reason of the Director’s relationship with the Company, including third-party claims and proceedings brought by or in the right of the Company, subject to certain exceptions. The rights provided to the Directors under their indemnification agreements are in addition to any other rights they may be entitled to under the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated By-laws, the General Corporation Law of the State of Delaware or otherwise. The description of the indemnification agreement set forth in this Item 5.02 is not complete and is qualified in its entirety by reference to the full text of the form of indemnification agreement. The form of indemnification agreement between the Company and each of its Directors was filed as Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2002 and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Gentile and any other persons pursuant to which he was selected as Director. There have been no transactions involving the Company or any of its subsidiaries in which Mr. Gentile has or will have a direct or indirect material interest that are required to be disclosed by Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On April 20, 2026, the Company issued a press release announcing the appointment of Mr. Gentile to the Board. A copy of the press release is attached to this current report on Form 8-K as Exhibit 99.1.

Item 9.01	Exhibits.

Exhibit Number	Description

10.1	Form of Indemnification Agreement entered into by and between the Company and each of its Directors, which is incorporated herein by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2002 (File No. 001-14187).

99.1	Press Release of the Company, dated April 20, 2026, announcing the appointment of Mr. Gentile to the Board.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPM International Inc.
(Registrant)
Date April 23, 2026

/s/ Tracy D. Crandall
Tracy D. Crandall Vice President, General Counsel, Chief Compliance Officer and Secretary